As filed with the Securities and Exchange Commission on June 17, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1649949
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Forge Parkway, Franklin, Massachusetts	02038
(Address of Principal Executive Offices)	(Zip Code)

2003 Stock Option and Incentive Plan

(Full Title of the Plan)

THOMAS W. DAVISON

President and Chief Executive Officer

Sontra Medical Corporation

10 Forge Parkway

Franklin, Massachusetts 02038

(Name and Address of Agent for Service)

(508) 553-8850

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kevin P. Lanouette, Esq.

Browne Rosedale & Lanouette LLP

100 Brickstone Square, First Floor

Andover, Massachusetts 01810

(978) 684-3840

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value	2,500,000 shares	$1.79(1)	$4,475,000(1)	$362.03

(1)	Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market on June 11, 2003 in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the Registrant’s 2003 Stock Option and Incentive Plan, pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the ”Securities Act”).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

(3)	The description of the common stock of the Registrant, $.01 par value per share (the “Common Stock”), contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article 7 of the Registrant’s Second Amended and Restated Articles of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Minnesota Business Corporation Act.

Article 7 of the Registrant’s Amended and Restated Bylaws provides that directors and officers and certain other persons shall have the rights to indemnification provided by Section 302A.521 of the Minnesota Business Corporation Act. Article 7 also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.

The Registrant maintains an insurance policy on behalf of itself and its directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Franklin, Commonwealth of Massachusetts on June 17, 2003.

SONTRA MEDICAL CORPORATION

By:	/s/ THOMAS W. DAVISON
Thomas W. Davison President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Sontra Medical Corporation, hereby severally constitute Thomas W. Davison and Sean F. Moran, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Sontra Medical Corporation to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 17, 2003.

Signature	Title

/s/ JAMES R. MCNAB, JR. James R. McNab, Jr.	Chairman of the Board of Directors

/s/ THOMAS W. DAVISON Thomas W. Davison	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ SEAN F. MORAN Sean F. Moran	Chief Financial Officer (Principal Financial and Accounting Officer)

Joseph Amaral	Director

Gary S. Kohler	Director

/s/ ROBERT S. LANGER Robert S. Langer	Director

/s/ MARTIN P. SUTTER Martin P. Sutter	Director

/s/ W. LEIGH THOMPSON W. Leigh Thompson	Director

/s/ MICHAEL WIGLEY Michael Wigley	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant is incorporated herein by reference to Exhibit 4.02 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 (File No. 000-23017)

5	Opinion of Browne Rosedale & Lanouette LLP

23.1	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5)

23.2	Consent of Wolf & Company, P.C.

23.3*	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437(a))

24	Power of Attorney (included in the signature pages of this Registration Statement)

*	After reasonable efforts, the Registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation into this Registration Statement on Form S-8, of their report with respect to the Registrant’s financial statements, which appeared in the Registrant’s Annual Report on Form 10KSB for the year ended December 31, 2002. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits this Registration Statement to be filed without a written consent from Arthur Andersen. Because Arthur Andersen has not consented to the incorporation by reference of their report into this Registration Statement, you will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statement of a material fact contained in the Registrant’s financial statements incorporated herein or any omissions to state a material fact required to be stated therein.